Exhibit 99.1

RESERVOIR MEDIA ANNOUNCES THIRD QUARTER

FISCAL 2026 RESULTS

Double-Digit Growth in Music Publishing Driven by Performance and Digital Revenues

Raised Midpoint of Revenue and Adjusted EBITDA Outlook for Fiscal 2026

February 4, 2026, New York — Reservoir Media, Inc. (NASDAQ: RSVR) (“Reservoir” or the “Company”), an award-winning independent music company, today announced financial results for the third quarter of fiscal 2026 ended December 31, 2025.

Recent Highlights:

•	Revenue of $45.6 million, increased 5% organically, or 8% including acquisitions year-over-year

o	Music Publishing Revenue rose 12% year-over-year
o	Recorded Music Revenue increased by 8% year-over-year

•	Operating Income of $10.3 million, increased by 8% year-over-year

•	OIBDA (“Operating Income Before Depreciation & Amortization”) of $18.1 million, an increase of 11% year-over-year

•	Net Income of $2.2 million, or $0.03 per share, compared to net income of $5.3 million, or $0.08 per share year-over-year

•	Adjusted EBITDA of $19.2 million, up 11% year-over-year

•	Entered a joint venture with Jamaican and dancehall music publisher Abood Music and genre star Cordell “Skatta” Burrell

•	Acquired the catalog of yacht rock icon and singer-songwriter Bertie Higgins, including publishing and recorded music rights

•	Announced publishing deals with female-led disco-soul group Say She She, 2x-Platinum selling country and pop songwriter Allison Veltz Cruz, and multi-genre songwriter-producer Britten Newbill

•	Extended publishing agreement with multi-platinum Indian hip-hop artist DIVINE

Management Commentary:

“This quarter, we continued to execute with focus and discipline, advancing our top-line objectives while maintaining strong cost and balance sheet control,” said Golnar Khosrowshahi, Founder and Chief Executive Officer of Reservoir Media. “Across a range of new deals this quarter, spanning emerging talent and enduring cultural icons, and with our commitment to creators at the forefront of everything we do, Reservoir remains a trusted global partner. Our strong, diversified pipeline positions us well to continue to execute on transactions while delivering attractive returns.”

Third Quarter Fiscal 2026 Financial Results

Summary Financials	Q3 FY26	Q3 FY25	Change
Total Revenue	$45.6	$42.3	8%
Music Publishing Revenue	$30.1	$26.9	12%
Recorded Music Revenue	$12.9	$12.0	8%
Operating Income	$10.3	$9.6	8%
OIBDA	$18.1	$16.3	11%
Net Income	$2.2	$5.3	(59)%
Adjusted EBITDA	$19.2	$17.3	11%

(Table Notes: $ in millions; Quarters ended December 31st; Unaudited)

Total revenue in the third quarter of fiscal 2026 increased 8% to $45.6 million, compared to $42.3 million in the third quarter of fiscal 2025. This increase was driven by a 12% increase in Music Publishing revenue, alongside an 8% increase in Recorded Music revenue, largely attributable to an increase in Digital revenue from the acquisition of additional music catalogs and continued growth at music streaming services.

Operating income in the third quarter of fiscal 2026 was $10.3 million compared to operating income of $9.6 million in the third quarter of fiscal 2025. OIBDA in the third quarter of fiscal 2026 increased 11% to $18.1 million, compared to $16.3 million in the prior year’s quarter. Adjusted EBITDA in the third quarter of fiscal 2026 increased 11% to $19.2 million, compared to $17.3 million last year, primarily because of an increase in total revenues, partially offset by an increase in administrative expenses. See below for calculations and reconciliations of OIBDA and Adjusted EBITDA to operating income and net income, respectively.

Net income in the third quarter of fiscal 2026 was $2.2 million, or $0.03 per share, compared to net income of $5.3 million, or $0.08 per share, in the year-ago quarter. The decrease in net income was primarily driven by a loss on fair value of swaps compared to a gain in the prior year period as well as increased interest expense, and change in other income, partially offset by an increase in operating income and a decrease in income tax expense.

Third Quarter Fiscal 2026 Segment Review

Music Publishing	Q3 FY26	Q3 FY25	Change
Revenue by Type
Digital	$17.4	$16.7	5%
Performance	$6.2	$4.4	42%
Synchronization	$4.6	$4.1	11%
Mechanical	$0.6	$0.9	(37)%
Other	$1.3	$0.8	66%
Total Revenue	$30.1	$26.9	12%
OIBDA	$11.0	$9.1	21%

(Table Notes: $ in millions; Quarters ended December 31st; Unaudited)

Music Publishing Revenue in the third quarter of fiscal 2026 was $30.1 million, an increase of 12% compared to $26.9 million in last fiscal year’s third quarter. The increase was mainly due to an increase in Performance revenue driven by the strong results from hit songs and an increase in Digital revenue due to the acquisition of additional catalogs and continued growth at music streaming services.

In the third quarter of fiscal 2026, Music Publishing OIBDA increased 21% to $11.0 million, compared to $9.1 million in the third quarter of fiscal 2025. Music Publishing OIBDA margin in the third quarter increased from 34% to 37%. The increase in Music Publishing OIBDA was driven by an increase in revenues, and the increase in OIBDA margin reflects decreases in cost of revenue and administration expenses as a percentage of revenues.

Recorded Music	Q3 FY26	Q3 FY25	Change
Revenue by Type
Digital	$9.3	$8.1	15%
Physical	$1.9	$2.0	(6)%
Neighboring Rights	$1.1	$0.9	29%
Synchronization	$0.5	$1.0	(47)%
Total Revenue	$12.9	$12.0	8%
OIBDA	$6.7	$6.4	5%

(Table Notes: $ in millions; Quarters ended December 31st; Unaudited)

Recorded Music Revenue in the third quarter of fiscal 2026 was $12.9 million, an increase of 8% compared to $12.0 million in last year’s third quarter. The increase was driven by an increase in Digital revenue driven by the acquisition of catalogs and continued growth at music streaming services and an increase in Neighboring Rights revenue.

In the third quarter of fiscal 2026, Recorded Music OIBDA increased 5%, to $6.7 million, compared to $6.4 million in the third quarter of fiscal 2025. This increase primarily reflects an increase in revenues. Recorded Music OIBDA margin in the third quarter decreased to 52% compared to 53% in the prior-year quarter, primarily reflecting an increase in administration expenses as a percentage of revenues.

Balance Sheet and Liquidity

For the nine months ended December 31, 2025, cash provided by operating activities was $38.2 million, an increase of $5.1 million compared to the same period last year, primarily due to an increase in OIBDA and in cash provided by working capital.

As of December 31, 2025, Reservoir had cash and cash equivalents of $20.6 million and $94.2 million available for borrowing under its revolving credit facility, for total available liquidity of $114.8 million. Total Debt was $452.3 million (net of $3.6 million of deferred financing costs) and Net Debt was $431.7 million (defined as total debt, less cash and equivalents and deferred financing costs). This compares to cash and cash equivalents of $21.4 million and $58.2 million available for borrowing under its revolving credit facility, for total available liquidity of $79.6 million as of March 31, 2025. Total debt was $388.1 million (net of $3.7 million of deferred financing costs) and Net Debt was $366.7 million as of March 31, 2025.

Fiscal Year 2026 Outlook

Reservoir increased its previously provided financial outlook ranges for fiscal year 2026, and expects the financial results for the year ending March 31, 2026, to be as follows:

Outlook	Guidance	Growth (at mid-point)
Revenue	$170M - $173M	8%
Adjusted EBITDA	$71.5M - $73.5M	10%

Jim Heindlmeyer, Chief Financial Officer of Reservoir, stated, “Our financial results through the first three fiscal quarters underscore the strength of our portfolio of talent and our disciplined approach to sourcing deals with strong fundamentals and compelling return potential. We are raising our guidance ranges for both revenue and adjusted EBITDA for the full 2026 fiscal year.”

Conference Call Information

Reservoir is hosting a conference call for analysts and investors to discuss its financial results for the third quarter for fiscal year ending March 31, 2026 at 10:00 a.m. EST today, February 4, 2026. The conference call can be accessed via webcast in the Investor Relations section of the Company’s website at https://investors.reservoir-media.com/news-and-events/events-and-presentations.

Interested parties may also participate in the call using the following registration link: Here. Once registered, participants will receive a dial-in number as well as a PIN to enter the event. Participants may re-register for the conference call in the event of a lost dial-in number or PIN. Shortly after the conclusion of the conference call, a replay of the audio webcast will be available in the investor relations section of Reservoir’s website for 30 days after the event.

About Reservoir Media, Inc.

Reservoir is an independent music company based in New York City and with offices in Los Angeles, Nashville, Toronto, London, Abu Dhabi, and Mumbai. Reservoir is the first female-founded and led publicly traded independent music company in the U.S. Founded as a family-owned music publisher in 2007, Reservoir represents copyrights and master recordings including titles dating as far back as 1900 and hundreds of #1 releases worldwide. Reservoir frequently holds a Top 10 U.S. Market Share according to Billboard's Publishers Quarterly, was twice named Publisher of the Year by Music Business Worldwide's The A&R Awards and won Independent Publisher of the Year at the 2020 and 2022 Music Week Awards.

Reservoir also represents a multitude of recorded music through Chrysalis Records, Tommy Boy Music, and Philly Groove Records and manages artists through its ventures with Blue Raincoat Music and Big Life Management.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are made in reliance on the safe harbor protections provided thereunder. Forward-looking statements are typically identified by words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “might,” “outlook,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “would” and other similar words and expressions. Forward-looking statements in this press release relate to, among other things: Reservoir’s anticipated financial condition, results of operations and performance, expected growth, plans and objectives for future operations, business prospects and market conditions. Forward-looking statements are based on the current expectations and beliefs of management and information currently available to management. These statements are inherently subject to a number of risks, uncertainties and assumptions, many of which are outside of our control and could cause future events or results to be materially different from those stated or implied in this press release, including the risk factors that are described in Reservoir’s Annual Report on Form 10-K for the year ended March 31, 2025 and our other filings with the SEC available on the SEC’s website at www.sec.gov or Reservoir’s website at www.reservoir-media.com. Any forward-looking statement made in this press release speaks only as of the date on which it is made and Reservoir undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

Reservoir Media, Inc. and Subsidiaries Condensed Consolidated Statements of Income Three and Nine Months Ended December 31, 2025 versus December 31, 2024 (Unaudited) (Expressed in U.S. dollars)

	Three Months Ended December 31,			Nine Months Ended December 31,
	2025	2024	% Change	2025	2024	% Change
Revenues	$45,567,879	$42,303,716	8%	$128,167,223	$117,287,952	9%
Costs and expenses:
Cost of revenue	16,197,952	15,068,042	7%	45,922,872	43,180,529	6%
Amortization and depreciation	7,789,274	6,713,621	16%	22,659,874	19,528,397	16%
Administration expenses	11,253,191	10,964,096	3%	33,123,780	29,937,510	11%
Total costs and expenses	35,240,417	32,745,759	8%	101,706,526	92,646,436	10%

Operating income	10,327,462	9,557,957	8%	26,460,697	24,641,516	7%

Interest expense	(6,584,013)	(5,776,861)		(19,621,628)	(15,796,667)
(Loss) gain on foreign exchange	(88,508)	(76,431)		619,896	(172,242)
(Loss) gain on fair value of swaps	(270,380)	3,084,761		(1,583,543)	(2,532,441)
Other (expense) income, net	(103,113)	509,263		(357,596)	410,774
Income before income taxes	3,281,448	7,298,689		5,517,826	6,550,940
Income tax expense	1,078,418	1,987,150		1,754,665	1,540,589
Net income	2,203,030	5,311,539		3,763,161	5,010,351
Net (income) loss attributable to noncontrolling interests	(7,045)	(67,448)		135,006	72,100
Net income attributable to Reservoir Media, Inc.	$2,195,985	$5,244,091		$3,898,167	$5,082,451

Earnings per common share:
Basic	$0.03	$0.08		$0.06	$0.08
Diluted	$0.03	$0.08		$0.06	$0.08

Weighted average common shares outstanding:
Basic	65,600,855	65,240,858		65,512,938	65,133,225
Diluted	66,331,466	66,106,474		66,217,667	65,906,440

Reservoir Media, Inc. and Subsidiaries Condensed Consolidated Balance Sheets December 31, 2025 versus March 31, 2025 (Unaudited) (Expressed in U.S. dollars)

	December 31, 2025	March 31, 2025
Assets
Current assets
Cash and cash equivalents	$20,591,354	$21,386,140
Accounts receivable	37,055,363	37,848,611
Current portion of royalty advances	15,328,098	15,182,463
Other current assets	4,865,554	4,867,081
Total current assets	77,840,369	79,284,295

Intangible assets, net	797,168,961	719,673,219
Equity method and other investments	2,578,144	1,100,000
Royalty advances, net of current portion and reserves	54,144,766	55,508,155
Property and equipment, net	530,554	406,784
Operating lease right of use assets, net	7,259,255	5,949,418
Fair value of swap assets	642,406	1,828,303
Other assets	1,740,980	1,376,836
Total assets	$941,905,435	$865,127,010

Liabilities
Current liabilities
Accounts payable and accrued liabilities	$5,853,767	$5,394,755
Royalties payable	47,896,461	47,210,727
Accrued payroll	1,599,390	2,588,758
Deferred revenue	4,063,269	1,885,462
Other current liabilities	6,204,969	7,954,208
Income taxes payable	11,844	803,342
Total current liabilities	65,629,700	65,837,252

Secured line of credit	452,259,334	388,134,754
Deferred income taxes	40,853,064	38,228,099
Operating lease liabilities, net of current portion	7,194,524	5,723,930
Fair value of swap liability	807,654	410,008
Other liabilities	360,507	593,185
Total liabilities	567,104,783	498,927,228

Contingencies and commitments

Shareholders' Equity
Preferred stock	-	-
Common stock	6,560	6,524
Additional paid-in capital	346,079,764	344,145,789
Retained earnings	27,045,737	23,147,570
Accumulated other comprehensive income (loss)	482,408	(2,422,107)
Total Reservoir Media, Inc. shareholders' equity	373,614,469	364,877,776
Noncontrolling interest	1,186,183	1,322,006
Total shareholders' equity	374,800,652	366,199,782
Total liabilities and shareholders' equity	$941,905,435	$865,127,010

Supplemental Disclosures Regarding Non-GAAP Financial Measures

This press release includes certain financial information, such as OIBDA, OIBDA margin, EBITDA, Adjusted EBITDA, and Net Debt, which has not been prepared in accordance with United States generally accepted accounting principles (“GAAP”). Reservoir’s management uses these non-GAAP financial measures to evaluate Reservoir’s operations, measure its performance and make strategic decisions. Reservoir believes that the use of these non-GAAP financial measures provides useful information to investors and others in understanding Reservoir’s results of operations and trends in the same manner as Reservoir’s management and in evaluating Reservoir’s financial measures as compared to the financial measures of other similar companies, many of which present similar non-GAAP financial measures. However, these non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgments by Reservoir’s management about which items are excluded or included in determining these non-GAAP financial measures and, therefore, should not be considered as a substitute for net income, operating income or any other operating performance measures calculated in accordance with GAAP. Using such non-GAAP financial measures in isolation to analyze Reservoir’s business would have material limitations because the calculations are based on the subjective determination of Reservoir’s management regarding the nature and classification of events and circumstances. In addition, although other companies in Reservoir’s industry may report measures titled OIBDA, OIBDA margin, Adjusted EBITDA, and Net Debt, or similar measures, such non-GAAP financial measures may be calculated differently from how Reservoir calculates such non-GAAP financial measures, which reduces their overall usefulness as comparative measures. Because of these limitations, such non-GAAP financial measures should be considered alongside other financial performance measures and other financial results presented in accordance with GAAP. You can find the reconciliation of these non-GAAP financial measures to the nearest comparable GAAP measures in the tables below.

OIBDA

Reservoir evaluates operating performance based on several factors, including its primary financial measure of operating income before non-cash depreciation of tangible assets and non-cash amortization of intangible assets (“OIBDA”). Reservoir considers OIBDA to be an important indicator of the operational strengths and performance of its businesses and believes this non-GAAP financial measure provides useful information to investors because it removes the significant impact of amortization from Reservoir’s results of operations. However, a limitation of the use of OIBDA as a performance measure is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in Reservoir’s businesses and other non-operating income (loss). Accordingly, OIBDA should be considered in addition to, not as a substitute for, operating income, net income attributable to us and other measures of financial performance reported in accordance with GAAP. In addition, our definition of OIBDA may differ from similarly titled measures used by other companies. OIBDA Margin is defined as OIBDA as a percentage of revenue.

EBITDA and Adjusted EBITDA

EBITDA is defined as earnings (net income or loss) before net interest expense, income tax (benefit) expense, non-cash depreciation of tangible assets and non-cash amortization of intangible assets and is used by management to measure operating performance of the business. Adjusted EBITDA, in addition to adjusting net income to exclude income tax expense, interest expense and depreciation and amortization, further adjusts net income by excluding items or expenses such as, among others, (1) any non-cash charges (including any impairment charges and loss on early extinguishment of debt and to write-down an equity investment to its estimated fair value), (2) any net gain or loss on foreign exchange, (3) any net gain or loss resulting from interest rate swaps, (4) equity-based compensation expense and (5) certain unusual or non-recurring items.

Adjusted EBITDA is a key measure used by Reservoir’s management to understand and evaluate operating performance, generate future operating plans, and make strategic decisions regarding the allocation of capital. However, certain limitations on the use of Adjusted EBITDA include, among others, (1) it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenue for Reservoir’s business, (2) it does not reflect the significant interest expense or cash requirements necessary to service interest or principal payments on Reservoir’s indebtedness and (3) it does not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments. In particular, Adjusted EBITDA measure adds back certain non-cash, unusual or non-recurring charges that are deducted in calculating net income; however, these are expenses that may recur, vary greatly and are difficult to predict. In addition, Adjusted EBITDA is not the same as net income or cash flow provided by operating activities as those terms are defined by GAAP and does not necessarily indicate whether cash flows will be sufficient to fund cash needs.

Net Debt

Reservoir defines Net Debt as total debt, less cash and equivalents and deferred financing costs.

Reservoir Media, Inc. and Subsidiaries

Reconciliation of Operating Income to OIBDA

Three and Nine Months Ended December 31, 2025 versus December 31, 2024

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended December 31,		For the Nine Months Ended December 31,
	2025	2024	2025	2024
Revenues	$45,568	$42,304	$128,167	$117,288
Cost of revenue	16,198	15,068	45,923	43,181
Administration expenses	11,253	10,964	33,124	29,938
OIBDA	18,117	16,272	49,121	44,170
Amortization and depreciation	7,789	6,714	22,660	19,528
Operating income	$10,327	$9,558	$26,461	$24,642

Reservoir Media, Inc. and Subsidiaries

Music Publishing Segment OIBDA

Three and Nine Months Ended December 31, 2025 versus December 31, 2024

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended December 31,		For the Nine Months Ended December 31,
	2025	2024	2025	2024
Revenues	$30,122	$26,893	$85,930	$79,489
Cost of revenue	12,617	11,731	36,101	34,149
Administration expenses	6,462	6,014	19,907	18,449
OIBDA	$11,042	$9,148	$29,922	$26,891

Reservoir Media, Inc. and Subsidiaries

Recorded Music Segment OIBDA

Three and Nine Months Ended December 31, 2025 versus December 31, 2024

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended December 31,		For the Nine Months Ended December 31,
	2025	2024	2025	2024
Revenues	$12,873	$11,964	$36,299	$32,287
Cost of revenue	3,581	3,337	9,822	9,032
Administration expenses	2,565	2,229	8,300	7,002
OIBDA	$6,727	$6,398	$18,177	$16,253

Reservoir Media, Inc. and Subsidiaries

Reconciliation of Net Income to Adjusted EBITDA

Three and Nine Months Ended December 31, 2025 versus December 31, 2024

(Unaudited)

(Dollars in thousands)

	For the Three Months Ended December 31,		For the Nine Months Ended December 31,
	2025	2024	2025	2024
Net Income	$2,203	$5,312	$3,763	$5,010
Income Tax Expense	1,078	1,987	1,755	1,541
Interest Expense	6,584	5,777	19,622	15,797
Amortization and Depreciation	7,789	6,714	22,660	19,528
EBITDA	17,654	19,790	47,800	41,876
Loss (Gain) on Foreign Exchange(a)	89	76	(620)	172
Loss (Gain) on Fair Value of Swaps(b)	270	(3,085)	1,584	2,532
Non-cash Share-based Compensation(c)	1,092	1,006	3,339	3,334
Other Expense (Income), Net(d)	103	(509)	358	(411)
Adjusted EBITDA	$19,208	$17,278	$52,461	$47,504

(a)	Reflects the loss or (gain) on foreign exchange fluctuations.
(b)	Reflects the non-cash loss or (gain) on the mark-to-market of interest rate swaps.
(c)	Reflects non-cash share-based compensation expense related to the Reservoir Media, Inc. 2021 Omnibus Incentive Plan.
(d)	Reflects Reservoir’s share of losses recorded by equity method investments during the three and nine months ended December 31, 2025. Reflects a gain recorded on the disposal of an equity investment (the “Investment Gain”) and the Company’s share of proceeds related to underreported royalty usage for an acquired Recorded Music catalog that pertained to periods prior to the Company’s acquisition of the catalog (“Recovery Income”) during the three months ended December 31, 2024. Reflects the Investment Gain and Recovery Income, partially offset by Reservoir’s share of the loss recorded by an equity method investment during the nine months ended December 31, 2024.

Media Contact

Reservoir Media, Inc.

Suzy Arrabito

Vice President, Marketing & Communications

sa@reservoir-media.com

www.reservoir-media.com

Investor Contact

Alpha IR Group

Jackie Marcus or Nathan Skown

RSVR@alpha-ir.com

Source: Reservoir Media, Inc.

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